UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2025

STRATA SKIN SCIENCES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

(Address of principal executive offices) (Zip Code)

215-619-3200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SSKN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2025, Strata Skin Sciences, Inc., a Delaware corporation (the “Company”), entered into Securities Purchase Agreements (each a “Purchase Agreement”) with three institutional investor (the “Purchasers”), pursuant to which the Company agreed to issue to the Purchasers, in a registered direct offering (the “Offering”), an aggregate of 1,097,547 shares of the Company’s common stock (the “Shares”), par value $0.001 per share (“Common Stock”), at a purchase price of $2.204 per Share. The purchase price per share equals the “Minimum Price,” as defined in Nasdaq Listing Rule 5635(d), representing the average closing price of the Common Stock on the Nasdaq Capital Market for the five consecutive trading days immediately preceding the execution of the Purchase Agreements.

The gross proceeds from the Offering will be approximately $2.4 million, before paying the placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds for general corporate and working capital purposes. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-283418) initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 22, 2024, and declared effective on December 18, 2024. The Offering is being made only by means of a base prospectus forming a part of the effective registration statement and a prospectus supplement relating to the Offering. The Offering is expected to close on or about September 4, 2025, subject to the satisfaction of customary closing conditions.

In connection with the Offering, on September 2, 2025, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc., as the sole placement agent (“Ladenburg Thalman”). In connection with the Placement Agency Agreement, the Company agreed to pay Ladenburg Thalman an aggregate cash fee of 7.0% of the gross proceeds raised from the sale and issuance of the Shares. Pursuant to the Placement Agency Agreement, the Company also agreed to reimburse Ladenburg Thalman up to $50,000 for its expenses. Pursuant to the terms of the Placement Agency Agreement, the Company has agreed not to enter into an agreement involving a variable rate transaction until six (6) months following the closing of the Offering, provided, however, that an “at-the-market” facility with the Placement Agent as sales agent shall not be deemed a variable rate transaction.

Each of the Placement Agency Agreement and the Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Placement Agency Agreement and the Purchase Agreement were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The Placement Agency Agreement and form of Purchase Agreement are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K. The foregoing descriptions of the respective terms of the agreements are not intended to be complete and are qualified in their entirety by reference to each such exhibit. The legal opinion of Stevens & Lee, P.C. relating to the legality of the issuance and sale of the Shares issued in the Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On September 3, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement
5.1	Opinion of Stevens & Lee, P.C.
10.1	Form of the Securities Purchase Agreement.
23.1	Consent of Stevens & Lee, P.C. (contained in Exhibit 5.1)
99.1	Pricing Press Release dated September 3, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATA SKIN SCIENCES, INC.

Dated: September 3, 2025	By:	/s/ Dr. Dolev Rafaeli
		Name:	Dr. Dolev Rafaeli
		Title:	President and Chief Executive Officer

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